EXHIBIT 99.1

Contact: Marika P. Diamond 734.737.5162

Hayes Lemmerz Reports Significant Improvement
In Operating Income For Fiscal 2002

Northville, MI (April 4, 2003) — Hayes Lemmerz International, Inc. (OTC: HLMMQ), one of the world’s largest suppliers of wheels to the automotive industry, reported this past Wednesday a $0.3 million operating loss in the year ended January 31, 2003, compared with a $210.6 million operating loss a year earlier. Sales for fiscal 2002 were $2.00 billion, essentially even with $2.04 billion a year earlier.

“Our significantly improved operating performance shows that Hayes Lemmerz is on the road to financial recovery,” said Curt Clawson, Chairman and Chief Executive Officer. “With the substantial operational improvements we have made and our financial restructuring, we are building a company that competes formidably, serves its customers well, and prospers financially.” He noted that Hayes Lemmerz expects to emerge from Chapter 11 soon with a strong balance sheet and ample financial resources. As previously announced, the Company has obtained a commitment for up to $550 million of exit financing.

Hayes Lemmerz recorded a loss of $634.5 million for the fiscal year ended January 31, 2003, including a non-cash, one-time charge of $554.4 million due mostly to the cumulative effect of a change in the accounting treatment of goodwill and indefinite-lived intangible assets. Excluding the $554.4 million charge, the Company reported a loss of $80.1 million in fiscal 2002, compared with a loss of $399.4 million a year earlier.

The $554.4 million charge had no effect on the Company’s cash position or liquidity. As of the end of its fiscal year on January 31, 2003, Hayes Lemmerz had $551.8 million of current assets, including $66.1 million of cash and cash equivalents, with $374.5 million total current liabilities.

Hayes Lemmerz, its U.S. subsidiaries and one subsidiary organized in Mexico filed voluntary petitions for reorganization under Chapter 11 of the bankruptcy code in the U.S. Bankruptcy Court for the District of Delaware on December 5, 2001.

Hayes Lemmerz International, Inc. is one of the world’s leading global suppliers of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 44 plants, 3 joint venture facilities and 11,100 employees worldwide.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks and uncertainties.